                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT
            TO RULES 13d-1(b)(c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)*



                             Walter Industries, Inc.
           ------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
           ------------------------------------------------------------
                         (Title of Class of Securities)


                                   93317Q105
           ------------------------------------------------------------
                                 (CUSIP Number)


                                  June 2, 1997
           ------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            / /      Rule 13d-1(b)
            / /      Rule 13d-(c)
            / /      Rule 13d-1(d)

--------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------
CUSIP No.   93317Q105                 13G                     PAGE 2 OF 10 PAGES
---------------------

--------------------------------------------------------------------------------

   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   JWC Associates, L.P.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) / /

                                                                        (b) /X/
--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware

--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER
      NUMBER OF                  9,309,427
       SHARES           --------------------------------------------------------
 BENEFICIALLY OWNED     6     SHARED VOTING POWER
         BY                      - 0 -
        EACH            --------------------------------------------------------
     REPORTING          7     SOLE DISPOSITIVE POWER
       PERSON                    5,862,448
        WITH            --------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER
                                 - 0 -
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   9,309,427

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                    / /

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   17.4%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                   PN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------
CUSIP No.   93317Q105                 13G                     PAGE 3 OF 10 PAGES
---------------------

--------------------------------------------------------------------------------

   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   JWC Associates II, L.P.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) / /

                                                                        (b) /X/
--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware

--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER
      NUMBER OF                  61,687
       SHARES           --------------------------------------------------------
 BENEFICIALLY OWNED     6     SHARED VOTING POWER
         BY                      - 0 -
        EACH            --------------------------------------------------------
     REPORTING          7     SOLE DISPOSITIVE POWER
       PERSON                    38,846
        WITH            --------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER
                                 - 0 -
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   61,687

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                    / /

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   0.1%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                   PN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------
CUSIP No.   93317Q105                 13G                     PAGE 4 OF 10 PAGES
---------------------

--------------------------------------------------------------------------------

   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   KKR Partners II, L.P.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) / /

                                                                        (b) /X/
--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware

--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER
      NUMBER OF                  225,675
       SHARES           --------------------------------------------------------
 BENEFICIALLY OWNED     6     SHARED VOTING POWER
         BY                      - 0 -
        EACH            --------------------------------------------------------
     REPORTING          7     SOLE DISPOSITIVE POWER
       PERSON                    142,115
        WITH            --------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER
                                 - 0 -
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   225,675

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                    / /

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   0.4%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                   PN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------
CUSIP No.   93317Q105                 13G                     PAGE 5 OF 10 PAGES
---------------------

--------------------------------------------------------------------------------

   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   Channel One Associates, L.P.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) / /

                                                                        (b) /X/
--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware

--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER
      NUMBER OF                  4,361,800
       SHARES           --------------------------------------------------------
 BENEFICIALLY OWNED     6     SHARED VOTING POWER
         BY                      - 0 -
        EACH            --------------------------------------------------------
     REPORTING          7     SOLE DISPOSITIVE POWER
       PERSON                    4,361,800
        WITH            --------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER
                                 - 0 -
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   4,361,800

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                    / /

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   8.1%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                   PN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       AMENDMENT NO. 1 TO SCHEDULE 13G


        This Statement on Schedule 13G (the "Schedule 13G") relating to the common stock, par value $.01 per share of Walter Industries, Inc. (the "Common Stock") as previously filed by the KKR Investors, consisting of JWC Associates, L.P., JWC Associates II, L.P., KKR Partners II, L.P. and Channel One Associates, L.P. is hereby amended as set forth below. Capitalized terms used without definition have the meaning ascribed to such terms in the
Schedule 13G.

        Item 4(a) of the Schedule 13G is hereby amended by deleting the entire Item 4(a) and substituting the following:

               Each of JWC Associates, L.P. ("JWC Associates"), JWC Associates II, L.P. (AJWC Associates II@), KKR Partners II, L.P. ("KKR Partners II" and, together with JWC Associates and JWC Associates II, the "KKR Investors") and Channel One Associates, L.P. ("Channel One") is a Delaware limited partnership the sole general partner of which is KKR Associates, a New York limited partnership.

               JWC Associates has sole voting and dispositive power with respect to 5,862,448 shares of Common Stock. In addition, JWC Associates has the sole power to exercise voting rights with respect to 3,446,979 shares of Common Stock currently in escrow, as described below.

               JWC Associates II has sole voting and dispositive power with respect to 38,846 shares of Common Stock. In addition, JWC Associates II has the sole power to exercise voting rights with respect to 22,841 shares of Common Stock currently in escrow, as described below.

               KKR Partners II has sole voting and dispositive power with respect to 142,115 shares of Common Stock. In addition, KKR Partners II has the sole power to exercise voting rights with respect to 83,560 shares of Common Stock currently in escrow, as described below.

               Channel One has sole voting and dispositive power with respect to 4,361,800 shares of Common Stock.

               As the sole general partner of each of the KKR Investors and Channel One, KKR Associates may be deemed to be the beneficial owner of the 13,958,589 shares of Common Stock beneficially owned by the KKR Investors and Channel One. Messrs. Henry R. Kravis, George R. Roberts, Robert I. MacDonnell, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Perry Golkin, Scott M. Stuart, Clifton
          S. Robbins and Edward A. Gilhuly are the general partners of KKR Associates, and Messrs. Kravis and Roberts are also the members of the Executive Committee of KKR Associates, and in such capacity may be deemed to share beneficial ownership of any securities beneficially owned by KKR Associates, but they disclaim any such beneficial ownership.


                                    Page 6 of 10 pages

               The 3,553,380 shares of Common Stock currently in escrow were issued to an escrow account for the benefit of the KKR Investors on September 13, 1995 pursuant to the Issuer=s Amended Joint Plan of Reorganization dated as of December 9, 1994, as modified on March 1, 1995 (as so modified, the "Plan of Reorganization"), under Section 1123(a) of the United States Bankruptcy Code. The resolution of certain contingencies regarding federal income tax claims will determine whether and to what extent the shares of Common Stock in escrow will be distributed to the KKR Investors or returned to the Issuer and cancelled. Until such matters are resolved, the KKR Investors will have the sole power to exercise voting rights with respect to such shares of Common Stock.











                               Page 7 of 10 pages
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                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  JWC ASSOCIATES, L.P.

                                  By: KKR ASSOCIATES,
                                      its General Partner

                                  By: /s/ Salvatore Badalamenti
                                     -------------------------------------
                                     Name:  Salvatore Badalamenti
                                     Title: Attorney-in-Fact for
                                            Michael T. Tokarz,
                                            General Partner


                                  JWC ASSOCIATES II, L.P.

                                  By: KKR ASSOCIATES,
                                      its General Partner

                                  By: /s/ Salvatore Badalamenti
                                     -------------------------------------
                                     Name:  Salvatore Badalamenti
                                     Title: Attorney-in-Fact for
                                            Michael T. Tokarz,
                                            General Partner


                                  KKR PARTNERS II, L.P.

                                  By: KKR ASSOCIATES,
                                      its General Partner

                                  By: /s/ Salvatore Badalamenti
                                     -------------------------------------
                                     Name:  Salvatore Badalamenti
                                     Title: Attorney-in-Fact for
                                            Michael T. Tokarz,
                                            General Partner


                               Page 8 of 10 pages

                                  CHANNEL ONE ASSOCIATES, L.P.

                                  By: KKR ASSOCIATES,
                                      its General Partner

                                  By: /s/ Salvatore Badalamenti
                                     -------------------------------------
                                     Name:  Salvatore Badalamenti
                                     Title: Attorney-in-Fact for
                                            Michael T. Tokarz,
                                            General Partner



Dated:  February 12, 1999




                                Page 9 of 10 pages
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                                   EXHIBIT INDEX


Exhibit 24 - Power of Attorney





















                              Page 10 of 10 pages